UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                           SCHEDULE 14C INFORMATION

                Information Statement Pursuant to Section 14(c)
                    Of the Securities Exchange Act of 1934

Check the appropriate box:
[x] Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[  ] Definitive Information Statement


                                 NUTEK , INC.
                 (Name of Registrant as Specified In Charter)

Payment of Filing Fee (Check the appropriate box):
[x] No fee required
[  ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
       1) Title of each class of securities to which transaction applies:
       _______________________________________
       2) Aggregate number of securities to which transaction applies:
       _______________________________________
       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
       _______________________________________
       4) Proposed maximum aggregate value of transaction:
       _______________________________________

[  ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:
_______________________________________
2) Form, Schedule or Registration Statement No.
_______________________________________
3) Filing Party:
_______________________________________
4) Date Filed:
_______________________________________





                               ----------------
                                  Nutek Inc.
                          6330 McLeod Drive, Suite 1
                              Las Vegas, NV 89120
                               ----------------


                            INFORMATION STATEMENT,
                            NOTICE OF ACTIONS TAKEN
                BY WRITTEN CONSENT OF THE MAJORITY STOCKHOLDERS
          AND NOTICE OF SHAREHOLDER MEETING TO DISCUSS ACTIONS TAKEN


WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Item 1

General Information

Section 78.320 of the Nevada Revised Statutes and the By-laws of Nutek Inc., provide that any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if stockholders holding at least a majority of the voting power sign a written consent approving the action. This information is being provided to the shareholders of Nutek Inc. (the "Company") in connection with our prior receipt of approval by written consent, in lieu of a special meeting, of the holders of a majority of our common stock authorizing:

   1. Approve the following individuals as the Board members of the Company, Murray N. Conradie (Chairman); David S. Kincer; Jason F. Griffith and Joseph Harmon.

   2. Approve an amendment to the Company's Certificate of Incorporation to change the name of the Company from Nutek Inc., to Datascension Inc., and approve the following certificate exchange procedure:

       The Corporation requires a mandatory exchange of the old stock certificate, with the name Nutek, Inc. for a new stock certificate, with the name Datascension, Inc., with the stipulations that (a) old stock certificates, with the old company name, will be void, shall not entitle the certificate holder to any of the rights of a shareholder or the Corporation, and shall be worthless, non-transferable and non-tradable in any public or private market or exchange beginning ninety (90) days after the date of the filing of the Certificate of Amendment of the Articles of Incorporation in the State of Nevada, and shall have no value except for the right to be exchanged for new stock certificates; and (b) physical exchange of the old stock certificates must be made exclusively by and through the Corporation's stock transfer agent in order to obtain a new stock certificate.

       Persons who hold their shares in brokerage accounts or "street name" would not be required to take any further actions to effect the exchange of their certificates. Instead, the holder of the certificate will be contacted. However, the Corporation requires that each new certificate representing shares of common stock of the Corporation specify and include the name of the beneficial owner of such shares and be mailed directly to that beneficial holder.

       No new certificates will be issued to a shareholder until the shareholder has surrendered the shareholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the name change would represent the right to exchange the certificate bearing the name of Nutek Inc., for a certificate bearing the name of Datascension Inc., only. Stockholders should not destroy any stock certificate and should not submit any certificates until instructed to by the Corporation.

   3. Approve an amendment to the Company's Certificate of Incorporation to effect, in the discretion of the Board of Directors, a reverse stock split of all of the outstanding shares of capital stock of the Company at a ratio to be determined, to be effective at any time prior to 12 months after the date of stockholder approval, in the discretion of the Board of Directors (if enacted, the "Recapitalization"), and to apply for a listing on either the NASDAQ or AMEX stock exchange.

   4. Approve an amendment to the Company's Certificate of Incorporation and By Laws reducing the number of authorized shares in an amount to be determined by the Board of Directors at the time of the Recapitalization.

   5. Authorize the Board of Directors to implement a performance based Stock Option Plan.

   6. Authorize the Board of Directors to implement new Employment Agreements for the officers of the company.

   7. Ratify all actions of the Company, its Officers and Directors since the last shareholders' meeting.

   8. Ratify the Company's retainer of the firm of Gary V. Campbell, CPA, Ltd, as the independent auditor for the Company.

The shareholders holding shares representing approximately 63.34% of the votes entitled to be cast at a meeting of the Company's shareholders consented in writing to the proposed actions. The shares have been considered fully diluted, for a total amount of 148,325,469 shares used, for purposes of the ownership percentage calculations.

The elimination of the need for a special meeting of the shareholders to approve the actions set forth herein is authorized by Section 78.320 of the Nevada Revised Statutes, (the "Nevada Law"). This Section of Nevada Law provides that the written consent of the holders of outstanding shares of voting capital stock, having not less that the minimum number of votes which would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on a matter were present and voted, may be substituted for the special meeting.

While there will be costs and management time involved in holding a shareholder meeting, the Board wishes to discuss the above actions set forth herein as early as possible in order to accomplish the purposes of the Company. The Board of Directors of the Company will be hosting its annual meeting on Wednesday, January 14th, 2004, at the Four Seasons Hotel, 3960 Las Vegas Blvd. South, Las Vegas, Nevada at 2 PM. The purpose of this meeting will be to merely answer any questions shareholders have related to these changes, as no votes will be taken.


Outstanding Voting Stock of the Company and Statement that Proxies Are Not Solicited


This Information Statement is furnished solely for the purpose of informing our stockholders of this corporate action pursuant to the Securities Exchange Act of 1934, as amended, and the Nevada Law.

The Board of Directors fixed November 10, 2003 as the record date for the determination of stockholders entitled to receive this Information Statement (the "Record Date"). As of the Record Date, there were 95,889,245 common shares outstanding, 524,508 shares of Preferred Stock Series A issued and outstanding and 508,500 shares of Preferred Stock Series B issued and outstanding. The Common Stock and Series A and B Preferred Stock constitutes the outstanding class of voting securities of the Company. The shares have been considered fully diluted, for a total amount of 148,325,469 shares used, for purposes of the ownership percentage calculations. Each share entitles the holder to one (1) vote on all matters submitted to shareholders.


WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.


This Information Statement is being sent to you for information purposes only. No action is requested nor required on your part.


QUESTIONS AND ANSWERS

Q:       What am I being asked to approve?

A:        You  are  not  being  asked  to  approve  anything.  This Information
Statement is being provided to you solely for your information. Shareholders holding a majority of the outstanding voting stock of the Company have already agreed to items discussed in this Information Statement.

Q:       Why have the  Board  of  Directors  and a majority of the shareholders agreed to approve these actions?

A:        After  much  deliberation  and  discussion  amongst  the  members  of management and industry professionals, the Board feels it is the best interest of shareholders to narrow the focus of the company to better reflect the activities at hand. The Board feels the actions will aid in this goal.

Q:       Why is the company filing this information statement?

A: The Company is filing this Information Statement to inform you the Board of Directors has consented to the election of the four above named persons to serve as the only members of the Board of Directors of the Company and that the holders of voting control of a majority of the issued and outstanding common stock of the Company have voted to amend the Company's Certificate of Incorporation to change the Company's name, along with authorizing the Board to effect a reverse stock split, to reduce the number of authorized shares, while also ratifying the appointment of Gary V. Campbell, CPA, Ltd. as the auditor of record, ratifying all actions of the Company since the last shareholder meeting, and the implementation of a performance based Stock Option Plan and new Employment Agreements for the officers of the company.


Security Ownership of Certain Owners and Management

The following table sets forth the Common Stock ownership information as of November 10, 2003, with respect to (i) each person known to the Company to be the beneficial owner of more that 5% of the Company's Common Stock; (ii) each director of the Company; and (iii) all directors, executive officers and designated shareholders of the Company as a group. This information as to beneficial ownership was furnished to the Company by or on behalf of each person named.


Name of Beneficial    Number of Shares        Percent
Owner  (1)            Beneficially Owned      of Class(2)

Murray N. Conradie       32,380,795            21.83%
D. Scott Kincer          25,359,200            17.10%
Joey Harmon               2,005,556             1.35%
Jason F. Griffith           622,915             0.42%
___________________________________________________________

ALL EXECUTIVE OFFICERS
AND DIRECTORS AS A GROUP:

                         60,368,466            40.70%

Notes:

(1)Except as otherwise indicated, the persons or entities named in the table have sole voting and investment power with respect to all the shares of Common Stock beneficially owned by them, subject to community property laws where applicable. Except as otherwise indicated, the address of each named executive officer, director and beneficial owner of more than 5% of the Company's Common Stock is c/o Nutek Inc. 6330 McLeod Drive, Suite 1, Las Vegas, NV 89120.

(2)The ownership percentages set forth in the table are based on 95,889,245 common shares outstanding, 524,508 shares of Preferred Stock Series A issued and outstanding and 508,500 shares of Preferred Stock Series B issued and outstanding as of November 10, 2003. The shares have been considered fully diluted, for a total amount of 148,325,469 shares used, for purposes of the ownership percentage calculations. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities where applicable.


Purpose and Effect of the Proposed Name and Symbol Change

Approve an amendment to the Company's Certificate of Incorporation to change the name of the Company from Nutek Inc., to Datascension Inc., and approve the following certificate exchange procedure:

Mandatory Share Exchange

The Corporation requires a mandatory exchange of the old stock certificate, with the name Nutek, Inc., for a new stock certificate, with the name Datascension, Inc., with the stipulations that (a) old stock certificates, with the old company name, will be void, shall not entitle the certificate holder to any of the rights of a shareholder or the Corporation, and shall be worthless, non-transferable and non-tradable in any public or private market or exchange beginning ninety (90) days after the date of the filing of the Certificate of Amendment of the Articles of Incorporation in the State of Nevada, and shall have no value except for the right to be exchanged for new stock certificates; and (b) physical exchange of the old stock certificates must be made exclusively by and through the Corporation's stock transfer agent in order to obtain a new stock certificate.

Persons who hold their shares in brokerage accounts or "street name" would not be required to take any further actions to effect the exchange of their certificates. Instead, the holder of the certificate will be contacted. However, the Corporation requires that each new certificate representing shares of common stock of the Corporation specify and include the name of the beneficial owner of such shares and be mailed directly to that beneficial holder.

No new certificates will be issued to a shareholder until the shareholder has surrendered the shareholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the name change would represent the right to exchange the certificate bearing the name of Nutek Inc., for a certificate bearing the name of Datascension Inc., only. Stockholders should not destroy any stock certificate and should not submit any certificates until instructed to by the Corporation.

On November 7, 2003, the Board of Directors determined to change the name of the Company to Datascension Inc. and to change the Company's trading symbol to reflect the name change of the Company. The purpose of the name and proposed symbol change is to more accurately reflect the Company's business and its activities after the change.

Approval of the name change requires the affirmative consent of at least a majority of the outstanding shares of Common Stock of the Company. Shareholders holding a total of 93,955,262 shares of Common Stock (63.34%) have already consented to such changes. The shares have been considered fully diluted, for a total amount of 148,325,469 shares used, for purposes of the ownership percentage calculations.

Purpose and Effect of the Recapitalization (Reverse Stock Split)

Approve an amendment to the Company's Certificate of Incorporation to effect, in the discretion of the Board of Directors, a reverse stock split of all of the outstanding shares of capital stock of the Company at a ratio to be determined, to be effective at any time prior to 12 months after the date of stockholder approval, in the discretion of the Board of Directors (if enacted, the "Recapitalization"), and to apply for a listing on either the NASDAQ or AMEX stock exchange.

Approve an amendment to the Company's Certificate of Incorporation and By Laws reducing the number of authorized shares in an amount to be determined by the Board of Directors at the time of the Recapitalization.

The reverse stock split would become effective upon filing the amendment to the Company's Certificate of Incorporation with the Nevada Secretary of State.

Reasons for the Reverse Stock Split

The Board of Directors believes that the current per-share price of the common stock has limited the effective marketability of the common stock because of the reluctance of many brokerage firms and institutional investors to recommend lower-priced stocks to their clients or to hold them in their own portfolios. Further, analysts at many brokerage firms do not monitor the trading activity or otherwise provide research coverage of lower priced or penny stocks. Certain policies and practices of the securities industry may tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Some of these policies and practices involve time-consuming procedures that make the handling of lower priced stocks economically unattractive. The brokerage commission on a sale of lower priced stock also may represent a higher percentage of the sale price than the brokerage commission on a higher priced issue. Any reduction in brokerage commissions resulting from a reverse stock split may be offset, however, by increased brokerage commissions required to be paid by stockholders selling "odd lots" created by the reverse stock split.

In addition, the Company's common stock is listed for trading on the OTC Bulletin Board under the symbol "NUTK". On the Record Date the reported closing price of the common stock on the OTC Bulletin Board was $0.08 per share.

In evaluating the decision of a reverse stock split, the Company's Board of Directors took into consideration negative factors associated with reverse stock splits. These factors include the negative perception of reverse stock spits held by many investors, analysts and other stock market participants, as well as the fact that the stock price of some companies that have affected reverse stock splits has subsequently declined back to pre-reverse stock split levels. The Board of Directors, however, determined that these negative factors were outweighed by the potential benefits.

Potential Effects of the Reverse Stock Split

The immediate effect of a reverse stock split would be to reduce the number of shares of common stock outstanding, and to increase the trading price of the Company's common stock. However, the effect of any reverse stock split upon the market price of the Company's common stock cannot be predicted, and the history of reverse stock splits for companies in similar circumstances is varied. The Company cannot assure you that the trading price of the Company's common stock after the reverse stock split will rise in exact proportion to the reduction in the number of shares of the Company's common stock outstanding as a result of the reverse stock split. Also, as stated above, the Company cannot assure you that a reverse stock split would lead to a sustained increase in the trading price of the Company's common stock, or that the trading price would reach any of the thresholds required by the Nasdaq and Amex markets. The trading price of the Company's common stock may change due to a variety of other factors, including the Company's operating results, other factors related to the Company's business, and general market conditions.

The resulting decrease in the number of shares of the Company's common stock outstanding could potentially impact the liquidity of the Company's common stock on the OTC Bulletin Board, especially in the case of larger block trades.

Effects on Ownership by Individual Stockholders

If the Company implements the reverse stock split, the number of shares of common stock held by each stockholder would be reduced by dividing the number of shares held immediately before the reverse stock split by the number of shares used in the exchange ratio, and then rounding up to the nearest whole share. The reverse stock split would affect the Company's common stock uniformly and would not affect any stockholder's percentage ownership interests in the Company or proportionate voting power, except to the extent that whole shares will be exchanged in lieu of fractional shares.

Effect on Options, Warrants and Other Securities

All outstanding shares of options, warrants, notes, debentures and other securities entitling their holders to purchase shares of the Company's common stock would be adjusted as a result of the reverse stock split, as required by the terms of these securities. In particular, the conversion ratio for each instrument would be reduced, and the exercise price, if applicable, would be increased, in accordance with the terms of each instrument and based on the exchange ratio. Also, the number of shares reserved for issuance under the Company's existing stock option plans would be reduced proportionally based on the exchange ratio.

Other Effects on Outstanding Shares

If a reverse stock split were implemented, the rights and preferences of the outstanding shares of common stock would remain the same after the reverse stock split. Each share of common stock issued pursuant to the reverse stock split would be fully paid and non-assessable.

The reverse stock split would result in some stockholders owning "odd-lots" of less than 100 shares of common stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in "round-lots" of even multiples of 100 shares.

The common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. As a result, the Company is subject to the periodic reporting and other requirements of the Securities Exchange Act. The proposed reverse stock split would not affect the registration of the common stock under the Securities Exchange Act.


Authorized Shares of Common Stock:

The reverse stock split, if implemented, would coincide with the reduction in the number of authorized shares of the Company's common stock as designated by the Company's Certificate of Incorporation. Currently, 200,000,000 shares are authorized. Therefore, because the number of issued and outstanding shares of common stock would decrease through a reverse split, the number of shares remaining available for issuance of the Company's common stock would increase. The reduction in the number of authorized shares of the Company's common stock would occur to address this issue.

Procedure  for  Effecting  the  Reverse  Stock  Split  and  Exchange  of  Stock
Certificates

The Board of Directors may elect whether or not to declare a reverse stock split at any time prior to 12 months from the date of stockholder approval. The reverse stock split would be implemented by filing the appropriate amendment to the Company's Certificate of Incorporation with the Nevada Secretary of State, and the reverse stock split would become effective on the date of the filing.

As of the effective date of the reverse stock split, each certificate representing shares of the Company's common stock before the reverse stock split would be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of common stock resulting from the reverse stock split. All options, warrants, convertible debt instruments and other securities would also be automatically adjusted on the effective date.

The Company anticipates that its transfer agent will act as the exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the effective date, stockholders and holders of securities convertible into the Company's common stock would be notified of the effectiveness of the reverse split. Stockholders of record would receive a letter of transmittal requesting them to surrender their stock certificates for stock certificates reflecting the adjusted number of shares as a result of the reverse stock split. Persons who hold their shares in brokerage accounts or "street name" would not be required to take any further actions to effect the exchange of their certificates. Instead, the holder of the certificate will be contacted. However, the Company will require that each new certificate representing shares of common stock of the Company specify and include the name of the beneficial owner of such shares.

No new certificates would be issued to a stockholder until the stockholder has surrendered the stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the reverse stock split would continue to be valid and would represent the adjusted number of shares based on the exchange ratio of the reverse stock split, rounded down to the nearest whole share. Stockholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

Fractional Shares

The Company will not issue fractional shares in connection with any reverse stock split. Instead, any fractional share resulting from the reverse stock split would be rounded up to the nearest whole share.

Accounting Consequences

The par value of the Company's common stock would remain unchanged at $0.001 per share after the reverse stock split. Also, the capital account of the Company would remain unchanged, and the Company does not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

Federal Income Tax Consequences

The following is a summary of material federal income tax consequences of the reverse stock split and does not purport to be complete. It does not discuss any state, local, foreign or minimum income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, including banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well prospectively. This summary also assumes that the shares are held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of the stockholder. Each stockholder is urged to consult with the stockholder's own tax advisor with respect to the consequences of the reverse stock split.

No gain or loss should be recognized by a stockholder upon the stockholder's exchange of shares pursuant to the reverse stock split. The aggregate tax basis of the shares received in the reverse stock split would be the same as the stockholder's aggregate tax basis in the shares exchanged. The stockholder's holding period for the shares would include the period during which the stockholder held the pre-split shares surrendered in the reverse stock split.

The Company's beliefs regarding the tax consequence of the reverse stock split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. The state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which he or she resides.


Approve the following individuals as the Board members  of  the Company, Murray
N. Conradie (Chairman); David S. Kincer; Jason F. Griffith and Joseph Harmon:

Our Board of Directors presently consists of four members. The term of office of each person elected as a Director will continue until the next annual meeting of stockholders or until a successor has been duly elected and qualified or until his or her earlier resignation, removal from office, death or incapacity.

  Murray N. Conradie
 --------------------

Mr. Conradie has several years of experience in creating and developing start-up enterprises. He was educated in South Africa, where from 1983-1985, he attended the University of Natal in Durban, studying for a B.A., in Business Law and then from 1985-1988, at the Technikon Natal in Durban, where he studied Accounting specializing in Auditing.

   David S. Kincer
 -------------------

Currently Datascension's president, Scott Kincer joined Nutek as COO and Director in September 2001. Scott Kincer has over twenty years experience in collecting, storing an analyzing consumer data. He also has fifteen years of experience managing data collection centers, including six years of experience in Costa Rica. He co-founded Datascension in 1999 and became COO of Nutek with the successful acquisition of Datascension in 2001. Mr. Kincer oversees the operations of Datascension from its main facility in Riverside, California.

  Jason F. Griffith
 -------------------

Mr. Griffith received his undergraduate degree from Rhodes College in Memphis, Tennessee in economics and business administration, along with receiving his Masters in Accounting from their graduate school. Mr. Griffith is a licensed CPA in both the state of Nevada and Tennessee, and is also a licensed Certified Management Accountant.

He has previously worked for Arthur Andersen and for Dean Witter. He is a member of the American Institute of Certified Public Accountants, Association of Certified Fraud Examiners, The Institute of Management Accountants, along with being a member of the Nevada and Tennessee State Society of CPAs. Mr. Griffith heads the entire accounting department for Nutek and its subsidiaries.

    Joseph Harmon
 -------------------

After attending California State University, Mr. Harmon started his career in 1992 at The Verity Group, a full service market research company in Fullerton, CA. At the Verity Group, Mr. Harmon worked his way up to Director of Operations and managed a 300-employee operation. He helped grow the company to a 12 million dollar business and was a key player in the acquisition to The Polk Company in 1997. He then went to Diagnostic Research where he managed Telephone Research. In 1998 The Polk Company brought Mr. Harmon back in as a Sales Manager to help increase sales in the Market Research division. After Polk, Mr. Harmon helped start Datascension and became Vice President of Client Services.


Authorize  the Board of Directors to implement a performance based Stock Option
Plan:

The Company currently has no current Stock Option Plan and no stock options have been granted to Directors or Officers in the fiscal year ended December 31, 2003. This will allow the Board to create a performance based Stock Option Plan in which a large part of the executive officer salaries is based on the performance of the company, with specific milestones needing to be reached, for items such as revenue and net income as compared to prior periods and our industry competitors.


Authorize the Board of Directors to implement new Employment Agreements for the officers of the company:

Coinciding with the name change and focus of the company being more defined, the Board will create new employment agreements to better reflect this responsibility and the required tasks. It is believed the performance bonus / option package will serve to compliment the new employment agreements to be beneficial to both shareholders and respective executive officers.


Ratify all actions of the Company, its Officers and Directors since the last shareholders' meeting:

No Director participated in fewer than 75% of the total number of meetings of the full Board of Directors or the total number of meetings of committees on which such director served. The Board currently meets on an as needed basis to discuss matters related to the Company or when one Board member wishes to convene the rest of the Board to discuss an idea or issue that needs to be addressed.


Ratify the Company's retainer of the firm of Gary V. Campbell, CPA, Ltd, as the independent auditor for the Company:

Our Board of Director's has recommended the appointment of Gary V. Campbell, CPA, Ltd. as our independent auditor for the fiscal year ending December 31, 2003. Acting on that recommendation, the Board of Directors authorized our CFO to engage Gary V. Campbell, CPA, Ltd. as the Company's auditors for the fiscal year ending December 31, 2003. Gary V. Campbell, CPA, Ltd. served as our independent auditor for the fiscal year ended December 31, 2002 and provided services to us with respect to that fiscal year that included, but were not limited to, consultations on various tax and information services matters.


The charter amendments will become effective upon its filing with the Secretary of State of Nevada.


No Dissenter's Rights

       Under Nevada law, the Company's dissenting shareholders are not entitled to appraisal rights, and the Company will not independently provide our shareholders with any such right.


Conclusion

       As a matter of regulatory compliance, the Company is sending you this information Statement which describes the purpose and effect of the actions set forth herein. As the requisite stockholder vote for the actions set forth herein, including any amendment to the Company's Articles of Incorporation as described in this Information Statement was obtained upon the delivery of the written consent of a majority of the shareholders, WE ARE NOT ASKING FOR A PROXY FROM YOU AND YOU ARE REQUESTED NOT TO SEND US ONE. This Information Statement is intended to provide the Company's stockholders information required by the rules and regulations of the Securities and Exchange Act of 1934.

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by this undersigned hereunto duly authorized.

                                        NUTEK, INC.

Date:

12/24/03
                                        By: /s/ Murray N. Conradie
                                        -------------------------------------
                                        Murray N. Conradie
                                        President / CEO